EXECUTION COPY

SECURITIES PURCHASE AGREEMENT
Dated as of March 13, 2007
between
Norsk Hydro Produksjon AS
and
Ascent Solar Technologies, Inc.

TABLE OF CONTENTS

i

SECTION 7.09. FIRPTA	35
ARTICLE VIII

CONDITIONS TO INITIAL WARRANTS TRANSACTIONS

SECTION 8.01. Conditions to the Obligations of Each Party	35

SECTION 8.02. Conditions to the Obligations of the Investor	36

SECTION 8.03. Conditions to the Obligations of the Company	37

ARTICLE IX

CONDITIONS TO TRANCHE 2 TRANSACTIONS

SECTION 9.01. Conditions to the Obligations of Each Party	37

SECTION 9.02. Conditions to the Obligations of the Investor	38

SECTION 9.03. Conditions to the Obligations of the Company	39

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination	39

SECTION 10.02. Effect of Termination	40

SECTION 10.03. Fees and Expenses	40

SECTION 10.04. Amendment	40

SECTION 10.05. Waiver	41
ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Survival of Representations and Warranties; Indemnification	41

SECTION 11.02. Notices	43

SECTION 11.03. Severability	44

SECTION 11.04. Entire Agreement; Assignment	45

SECTION 11.05. Parties in Interest	45

SECTION 11.06. Specific Performance	45

SECTION 11.07. Governing Law	45

SECTION 11.08. Waiver of Jury Trial	45

SECTION 11.09. Attorneys’ Fees	46

SECTION 11.10. Counterparts	46

EXHIBITS

Exhibit A Registration Rights Agreement

Exhibit B Stockholders’ Agreement

Exhibit C Voting Agreement

Exhibit D Form of Initial Warrants Call Notice

Exhibit E Form of Tranche 2 Call Notice

v

               SECURITIES PURCHASE AGREEMENT, dated as of March 13, 2007 (this “Agreement”), between NORSK HYDRO PRODUKSJON AS, a corporation organized under the laws of the Kingdom of Norway (the “Investor”), and ASCENT SOLAR TECHNOLOGIES, INC., a corporation organized under the laws of the State of Delaware (the “Company”).
RECITALS
               WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, on the date hereof, pursuant to the terms and conditions set forth in this Agreement, an aggregate of 1,600,000 shares (the “Tranche 1 Shares”) of the common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”);
               WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to grant to the Investor, and the Investor desires to acquire from the Company, the option to acquire from the Company, and to require the Company to sell to the Investor, (i) a number of restricted Class A Warrants otherwise identical to the publicly traded Class A Warrants that will result in the Investor owning twenty-three percent (23.0%) of all issued and outstanding Class A Warrants immediately after such sale and purchase (the “Initial Class A Warrants”) and (ii) a number of restricted Class B Warrants otherwise identical to the publicly traded Class B Warrants that will result in the Investor owning twenty-three percent (23.0%) of all issued and outstanding Class B Warrants immediately after such sale and purchase (the “Initial Class B Warrants”; together with the Initial Class A Warrants, the “Initial Warrants”);
               WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to grant to the Investor, and the Investor desires to acquire from the Company, the option to acquire from the Company, and to require the Company to sell to the Investor, up to a maximum of (i) an additional number of shares of Company Common Stock that will result in the Investor owning thirty-five percent (35.0%) of all issued and outstanding Company Common Stock immediately after such sale and purchase (the “Tranche 2 Shares” and, together with the Tranche 1 Shares, the “Shares”), (ii) an additional number of restricted Class A Warrants that will result in the Investor owning thirty-five percent (35.0%) of all issued and outstanding Class A Warrants immediately after such sale and purchase (the “Option Class A Warrants”) and (iii) an additional number of restricted Class B Warrants that will result in the Investor owning thirty-five percent (35.0%) of all issued and outstanding Class B Warrants immediately after such sale and purchase (the “Option Class B Warrants”; together with the Option Class A Warrants, the “Option Warrants”, and the Option Warrants together with the Tranche 2 Shares, the “Tranche 2 Securities”);
               WHEREAS, concurrently with execution of this Agreement the Investor will enter into (i) a registration rights agreement with the Company with respect to the Shares and shares of Company Common Stock issuable upon exercise of the Initial Warrants and the Option Warrants, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), (ii) a stockholders’ agreement with the Company, in the form attached hereto as Exhibit B (the “Stockholders’ Agreement”) and (iii) a voting agreement with Dr. Mohan S. Misra, Chairman of the Board of the Company, Inica, Inc., a corporation organized under the laws of the State of Colorado, and ITN Energy Systems, Inc., a corporation organized under the laws of the State of Colorado, in the form attached hereto as Exhibit C (the “Voting Agreement”); and

               WHEREAS, certain terms used in this Agreement are defined in Section 1.01.
AGREEMENT
               NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
               SECTION 1.01. Definitions.
               (a) For purposes of this Agreement:
          “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “Ancillary Agreements” means the Registration Rights Agreement, the Stockholders’ Agreement and the Voting Agreement.
          “beneficial owner” (and related terms such as “beneficially owned” or “beneficial ownership”) has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.
          “Board” means the Board of Directors of the Company.
          “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, New York; Denver, Colorado; or Oslo, Norway.
          “Bylaws” means the Bylaws of the Company, dated October 26, 2005.
          “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of October 26, 2005.
          “Class A Warrants” means redeemable Class A public warrants of the Company traded on Nasdaq under the symbol ASTIW, each of which entitles the holder thereof to purchase one share of Company Common Stock at an exercise price of $6.60 per share.
          “Class B Warrants” means non-redeemable Class B public warrants of the Company traded on Nasdaq under the symbol ASTIZ, each of which entitles the holder thereof to purchase one share of Company Common Stock at an exercise price of $11.00 per share.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement,

undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation, commitment, understanding, policy which constitutes an executory obligation, purchase and sales order, quotation which constitutes an executory commitment and other executory commitments to which a person is a party or to which any of the assets of such person are subject, whether oral or written, express or implied.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise; including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.
          “DGCL” means the General Corporation Law of the State of Delaware.
          “Environmental Laws” means any United States federal, state or local Laws in existence on the date hereof relating to pollution or the protection, investigation or restoration of the environment or human health due to exposure to Hazardous Substances.
          “Equity Interest” means any share, capital stock, partnership, member or similar interest in any person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
          “Expenses” means all reasonable and documented out-of-pocket costs, fees and expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation and execution of this Agreement and the Ancillary Agreements and the performance of the Transactions.
          “Hazardous Substances” means (i) those substances defined in or regulated under the following federal United States statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon and (v) any substance, material or waste defined as toxic or hazardous or as a pollutant or contaminant, or regulated by any Governmental Authority pursuant to any Environmental Law.
          “Initial Warrants Transactions” means, upon the exercise of the Investor Warrants Call Option by the Investor, the issuance, purchase and sale of the Initial Warrants as contemplated by this Agreement and the performance of the obligations contemplated by this Agreement and the Ancillary Agreements in respect thereto.
          “Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice),

improvements thereto, and patents, patent applications, invention disclosures and other rights of invention, including any reissues, divisionals, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names, slogans and other identifiers of source or goodwill, including any common law rights, registrations, and applications for registration for any of the foregoing, and including the goodwill symbolized by or associated with any of the foregoing; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, packaging design and art work and other rights of authorship and exploitation and any applications, registrations and renewals in connection therewith; (d) confidential and proprietary information, including customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, databases, specifications, designs, drawings, methods, schematics and know-how; (e) to the extent not covered by subsections (a) through (d), above, software and website content; (f) rights of privacy and publicity; (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing and (h) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the foregoing intellectual property, the right to file applications and obtain registrations and all products, proceeds and revenues arising from or relating to any and all of the foregoing.
          “knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company, in each case, after reasonable inquiry.
          “Lien” means any charge, mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien or other similar restrictions or limitations.
          “Material Adverse Effect” means any event, circumstance, change or effect that (i) has or would have a material adverse effect on the business, operations, assets, liabilities (including contingent liabilities), financial condition or results of operations of the Company or (ii) materially impairs or would materially impair the ability of the Company to consummate the Transactions and perform its other obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of or attributable to (i) any increase or decrease in the market price of the shares of the Company Common Stock (but not any event, circumstance, change or effect underlying such increase or decrease to the extent that such event, circumstance, change or effect would otherwise constitute a Material Adverse Effect), (ii) any events, circumstances, changes or effects that generally affect the industries in which the Company operates and that do not materially disproportionately impact the Company, (iii) any changes in the securities markets generally that do not materially disproportionately impact the Company or (iv) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company operates that do not materially disproportionately impact the Company.

          “Option Exercise Period” means the period beginning on the date that is the later of (i) nine (9) months from the date hereof and (ii) the date the Stockholder Approval is obtained and ending on the date that is two (2) years from the date thereof.
          “Other Filings” means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement.
          “Permitted Liens” means (i) liens for current Taxes not yet due and payable and liens for Taxes being contested in good faith through proper proceedings (for which contested Taxes adequate reserves have been made), (ii) inchoate mechanics’ and materialmen’s liens for construction in progress and (iii) such (A) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice, and (B) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are typical for the applicable property type and locality (excluding, in each case, any mortgages or other Liens securing borrowed money) which do not materially interfere with the current use of such Leased Real Property.
          “person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” or “group” each within the meaning of Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          “Purchased Securities” means the Shares, the Initial Warrants and the Option Warrants.
          “Release” shall have the meaning given to such term in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et seq.
          “Representative Warrants” means those certain warrants issued to underwriters of the Company’s initial public offering in July 2006 to purchase, for $6.60 in the aggregate, one share of Company Common Stock, one Class A Warrant and two Class B Warrants.
          “subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
          “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in respect of Taxes, including any schedule or attachment thereto or amendment thereof.
          “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges.

          “Tranche 2 Transactions” means, upon the exercise of the Tranche 2 Call Option by the Investor, the issuance, purchase and sale of the Tranche 2 Securities as contemplated by this Agreement and the performance of the obligations contemplated by this Agreement and the Ancillary Agreements in respect thereto.
          “Transactions” means execution and delivery of this Agreement and the Ancillary Agreements, the purchase and sale of the Purchased Securities as contemplated by this Agreement, the issuance of the Purchased Securities by the Company and the performance of the obligations contemplated by this Agreement and the Ancillary Agreements.
          “Warrants” means the Class A Warrants and the Class B Warrants.
               (b) The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Blue Sky Laws	§ 4.05(b)
BSE	§ 4.05(b)
Claim Notice	§ 11.01(e)
Company	Preamble
Company Common Stock	Recitals
Company Intellectual Property	§ 4.14(b)
Company Material Contract	§ 4.17
Company Options	§ 4.03(a)
Company Preferred Stock	§ 4.03(a)
Company Stock Option Plan	§ 4.03(a)
Confidentiality Agreement	§ 7.03(b)
Disclosure Schedule	Article IV
Dispute Notice	§ 11.01(h)
ERISA	§ 4.10(a)
Exchange Act	§ 4.05(b)
First Closing	§ 2.03
GAAP	§ 4.07(b)
Governmental Authority	§ 4.05(b)
Indemnified Party	§ 11.01(e)
Indemnifying Party	§ 11.01(e)
Indemnity Notice	§ 11.01(h)
Initial Class A Warrant Purchase Price	§ 3.02
Initial Class B Warrant Purchase Price	§ 3.02
Initial Class A Warrants	Recitals
Initial Class B Warrants	Recitals
Initial Warrants	Recitals
Initial Warrants Call Notice	§ 3.01
Initial Warrants Call Option	§ 3.01
Initial Warrants Closing	§ 3.03

Defined Term	Location of Definition
Initial Warrants Purchase Price	§ 3.02
Investor	Preamble
Investor Director Designee	§ 7.06(a)
IRS	§ 4.10(a)
Law	§ 4.05(a)
Leased Real Property	§ 4.13(a)
Losses	§ 11.01(b)
Nasdaq	§ 4.05(b)
Open Years	§ 4.15(c)
Option Class A Warrant Purchase Price	§ 3.07
Option Class B Warrant Purchase Price	§ 3.07
Option Class A Warrants	Recitals
Option Class B Warrants	Recitals
Option Warrants	Recitals
Permits	§ 4.06
Plans	§ 4.10(a)
Proxy Statement	§ 4.05(b)
Purchase Price	§ 3.07
R&D Sponsor	§ 4.14(f)
Registered IP	§ 4.14(a)
Registration Rights Agreement	Recitals
SEC	§ 4.05(b)
SEC Reports	§ 4.07(a)
Second Closing	§ 3.08
Securities Act	§ 4.07(a)
Shares	Recitals
SOX	§ 4.20
Stockholder Approval	§ 7.01
Stockholders’ Agreement	Recitals
Stockholders’ Meeting	§ 7.01
Tenant Leases	§ 4.13(a)
Termination Date	§ 10.01
Third Party Claim	§ 11.01(e)
Tranche 1 Purchase Price	§ 2.02
Tranche 1 Shares	Recitals
Tranche 2 Call Notice	§ 3.06
Tranche 2 Call Option	§ 3.06
Tranche 2 Purchase Price	§ 3.07
Tranche 2 Securities	Recitals
Tranche 2 Share Purchase Price	§ 3.07
Tranche 2 Shares	Recitals
Voting Agreement	Recitals
Warrant Shares	§ 5.04
               (c) Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

               (i) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;
               (ii) The table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
               (iii) Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
               (iv) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
               (v) All terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered pursuant hereto, unless otherwise defined therein;
               (vi) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
               (vii) References to a person are also to its successors and permitted assigns;
               (viii) References to this Agreement, the Confidentiality Agreement, the Registration Rights Agreement, the Stockholders’ Agreement or the Voting Agreement are deemed to include a reference to such agreement, as amended, modified or supplemented; and
               (ix) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
PURCHASE AND SALE OF TRANCHE 1 SHARES
          SECTION 2.01. Purchase and Sale of the Tranche 1 Shares. Upon the terms and subject to the conditions of this Agreement, on the date hereof, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company, the Tranche 1 Shares.
          SECTION 2.02. Tranche 1 Purchase Price. The purchase price for each Tranche 1 Share shall be $5.7725, or $9,236,000 in the aggregate (the “Tranche 1 Purchase Price”).
          SECTION 2.03. First Closing. The closing of the issuance, purchase and sale of the Tranche 1 Shares (the “First Closing”) will take place at 12:30 p.m., Portland, Oregon time, on the date hereof, at the offices of Holland & Knight LLP, 2300 U.S. Bancorp Tower, 111 S.W.

Fifth Avenue, Portland, Oregon 97204, unless another time, date or place is agreed to by the Investor and the Company.
               SECTION 2.04. First Closing Deliveries by the Company. At the First Closing, the Company shall deliver or cause to be delivered to the Investor:
          (a) duly executed certificates evidencing the Tranche 1 Shares, registered in the name of the Investor;
          (b) executed counterparts of each Ancillary Agreement (other than the Voting Agreement);
          (c) a receipt for the Tranche 1 Purchase Price;
          (d) certified copies of resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the sale and issuance of the Tranche 1 Shares to the Investor;
          (e) a certificate of the President of the Company, as to the incumbency of the director or officer (who shall not be such President) executing this Agreement and the other instruments, documents, certificates and agreements contemplated hereby;
          (f) a short form certificate of good standing of the Company, certified by the Secretary of State of the State of Delaware, as of a date not more than two (2) business days prior to the date hereof; and
          (g) certified copies of Listing of Additional Shares Notices filed with Nasdaq by or on behalf of the Company in respect of the Tranche 1 Shares and a certificate of the President of the Company certifying that no objection has been received by the Company from Nasdaq regarding such notices that has not been cured or waived.
               SECTION 2.05. First Closing Deliveries by the Investor. At the First Closing, the Investor shall deliver to the Company:
          (a) the Tranche 1 Purchase Price by wire transfer in immediately available funds to an account specified by the Company in writing no less than two (2) business days prior to the First Closing; and
          (b) executed counterparts of each Ancillary Agreement (other than the Voting Agreement).
ARTICLE III
CALL OPTIONS
               SECTION 3.01. Initial Warrants Call Option. Upon the terms and subject to the conditions of this Agreement, the Company hereby irrevocably grants to the Investor the right to acquire and to require the Company to sell to the Investor the Initial Warrants (the “Initial

Warrants Call Option”). The Initial Warrants Call Option may be exercised by the Investor by providing written notice to the Company in accordance with Section 11.02, substantially in the form attached as Exhibit D hereto (the “Initial Warrants Call Notice”) at any time after the receipt of the Stockholder Approval until two (2) years from the date thereof. Such Initial Warrants Call Notice shall state (i) that the Investor is exercising the Initial Warrants Call Option and (ii) the number of (A) Initial Class A Warrants and (B) Initial Class B Warrants the Investor wishes to purchase, and, upon receipt of an Initial Warrants Call Notice, the Company shall be obligated to sell the number of Initial Class A Warrants and Initial Class B Warrants set forth in such Initial Warrants Call Notice, upon the terms and subject to the conditions set forth herein.
               SECTION 3.02. Initial Warrants Purchase Price. The purchase price for each (i) Initial Class A Warrant shall be an amount equal to the average of the closing bids for the Company’s Class A Warrants on Nasdaq during the five (5) consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Initial Warrants Call Option (the “Initial Class A Warrant Purchase Price”) and (ii) Initial Class B Warrant shall be an amount equal to the average of the closing bids for the Company’s Class B Warrants on Nasdaq during the five (5) consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Initial Warrants Call Option (the “Initial Class B Warrant Purchase Price” and together with the Initial Class A Warrant Purchase Price, the “Initial Warrants Purchase Price”).
               SECTION 3.03. Initial Warrants Closing. Unless this Agreement shall have been terminated in accordance with Section 10.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII (except for Section 8.01(a), which must be satisfied as a condition to the Initial Warrants Closing and cannot be waived), if an Initial Warrants Call Notice has been duly delivered pursuant to Section 3.01, the closing of the issuance, purchase and sale of the Initial Warrants provided for in this Article III (the “Initial Warrants Closing”) will take place at 12:30 p.m., Portland, Oregon time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Initial Warrants Closing), at the offices of Holland & Knight LLP, 2300 U.S. Bancorp Tower, 111 S.W. Fifth Avenue, Portland, Oregon 97204, unless another time, date or place is agreed to by the Investor and the Company.
               SECTION 3.04. Initial Warrants Closing Deliveries by the Company. At the Initial Warrants Closing, the Company shall deliver or cause to be delivered to the Investor:
          (a) duly executed certificates evidencing the Initial Warrants, registered in the name of the Investor;
          (b) a receipt for the Initial Warrants Purchase Price; and
          (c) the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the Initial Warrants Closing pursuant to Section 8.02.
               SECTION 3.05. Initial Warrants Closing Deliveries by the Investor. At the Initial Warrants Closing, the Investor shall deliver to the Company:

          (a) the Initial Warrants Purchase Price by wire transfer in immediately available funds to an account specified by the Company in writing no less than two (2) business days prior to the Initial Warrants Closing; and
          (b) the documents, instruments and writings contemplated or required to be delivered by the Investor at the Initial Warrants Closing pursuant to Section 8.03.
               SECTION 3.06. Tranche 2 Call Option. Upon the terms and subject to the conditions of this Agreement, the Company hereby irrevocably grants to the Investor the right to acquire and to require the Company to sell to the Investor the Tranche 2 Securities (the “Tranche 2 Call Option”). The Tranche 2 Call Option may be exercised by the Investor by providing written notice to the Company in accordance with Section 11.02, substantially in the form attached as Exhibit E hereto (the “Tranche 2 Call Notice”) at any time after 9:00 a.m., Denver, Colorado time, on the first day of the Option Exercise Period and prior to 5:00 p.m., Denver, Colorado time, on the last day of the Option Exercise Period. Such Tranche 2 Call Notice shall state (i) that the Investor is exercising the Tranche 2 Call Option and (ii) the number of (A) Tranche 2 Shares, (B) Option Class A Warrants and (C) Option Class B Warrants the Investor wishes to purchase, and, upon receipt of a Tranche 2 Call Notice, the Company shall be obligated to sell the number of Tranche 2 Shares, Option Class A Warrants and Option Class B Warrants set forth in such Tranche 2 Call Notice, upon the terms and subject to the conditions set forth herein.
               SECTION 3.07. Tranche 2 Purchase Price. The purchase price for each (i) Tranche 2 Share shall be an amount equal to the average of the closing bids for the Company Common Stock on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Tranche 2 Call Option (the “Tranche 2 Share Purchase Price”), (ii) Option Class A Warrant shall be an amount equal to the average of the closing bids for the Company’s Class A Warrants on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Tranche 2 Call Option (the “Option Class A Warrant Purchase Price”) and (iii) Option Class B Warrant shall be an amount equal to the average of the closing bids for the Company’s Class B Warrants on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Tranche 2 Call Option (the “Option Class B Warrant Purchase Price” and, together with the Tranche 2 Share Purchase Price and the Option Class A Warrant Purchase Price, the “Tranche 2 Purchase Price” and, together with the Tranche 1 Purchase Price and the Initial Warrants Purchase Price, the “Purchase Price”).
               SECTION 3.08. Second Closing. Unless this Agreement shall have been terminated in accordance with Section 10.01, and subject to the satisfaction or waiver of the conditions set forth in Article IX (except for Section 9.01(a), which must be satisfied as a condition to the Second Closing and cannot be waived), if a Tranche 2 Call Notice has been duly delivered pursuant to Section 3.06, the closing of the issuance, purchase and sale of the Tranche 2 Securities provided for in this Article III (the “Second Closing”) will take place at 12:30 p.m., Portland, Oregon time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article IX (other than those that by their terms are to be satisfied or waived at the Second Closing), at the offices of Holland & Knight LLP, 2300 U.S. Bancorp

Tower, 111 S.W. Fifth Avenue, Portland, Oregon 97204, unless another time, date or place is agreed to by the Investor and the Company.
               SECTION 3.09. Second Closing Deliveries by the Company. At the Second Closing, the Company shall deliver or cause to be delivered to the Investor:
          (a) duly executed certificates evidencing the Tranche 2 Securities, registered in the name of the Investor;
          (b) a receipt for the Tranche 2 Purchase Price; and
          (c) the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the Second Closing pursuant to Section 9.02.
               SECTION 3.10. Second Closing Deliveries by the Investor. At the Second Closing, the Investor shall deliver to the Company:
          (a) the Tranche 2 Purchase Price by wire transfer in immediately available funds to an account specified by the Company in writing no less than two (2) business days prior to the Second Closing; and
          (b) the documents, instruments and writings contemplated or required to be delivered by the Investor at the Second Closing pursuant to Section 9.03.
               SECTION 3.11. Redemption of Class A Warrants. If the Class A Warrants have been redeemed by the Company in accordance with their terms on or prior to the date of the Initial Warrants Closing or the Second Closing, as the case may be, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company, a number of shares of Company Common Stock, at a price per share equal to the average of the closing bids for the Company Common Stock on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Initial Warrants Call Option or the Tranche 2 Call Option, as the case may be, sufficient to ensure that the Investor acquires the percentage ownership of the Company that it would otherwise have acquired had the Company not redeemed the Class A Warrants on or prior to such date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               As an inducement to the Investor to enter into this Agreement, except as set forth in the Disclosure Schedule, which identifies exceptions by specific Section references, dated as of the date hereof delivered by the Company to the Investor (the “Disclosure Schedule”), the Company hereby represents and warrants to the Investor that:
               SECTION 4.01. Organization and Qualification; No Subsidiaries.
               (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (b) The Company does not (i) directly or indirectly own any Equity Interest, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any person or (ii) have any subsidiaries.
               SECTION 4.02. Certificate of Incorporation and Bylaws. The Company has heretofore made available to the Investor a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company. Such Certificate of Incorporation and Bylaws of the Company are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. True and complete copies of all minute books of the Company containing minutes for the period from October 26, 2005 to the date of this Agreement have been made available by the Company to the Investor.
               SECTION 4.03. Capitalization.
               (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of March 1, 2007, (i) 5,363,760 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights and (ii) no shares of Company Common Stock were held in the treasury of the Company. As of March 1, 2007, 725,000 shares of Company Common Stock were issued or issuable (and 750,000 shares of Company Common Stock were reserved for issuance) upon exercise of outstanding employee stock options granted pursuant to the Company’s 2005 Stock Option Plan, as amended through the date of this Agreement (the “Company Stock Option Plan”), and 300,000 shares of Company Common Stock, 300,000 Class A Warrants and 600,000 Class B Warrants were issuable upon exercise of the Representative Warrants. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. As of March 1, 2007, (i) 3,290,894 Class A Warrants were issued and outstanding and (ii) 6,581,788 Class B Warrants were issued and outstanding. Except as set forth in this Section 4.03 and Section 4.10, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since March 1, 2007 the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.03 or in Section 4.03(a) of the Disclosure Schedule. Set forth in Section 4.03(a) of the Disclosure Schedule is a true and complete list, as of March 1, 2007, of the prices at which outstanding options issued under the Company Stock Option Plan (the “Company Options”) may

be exercised under the Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options (i) granted to each “executive officer” of the Company (within the meaning of such term under Section 16 of the Exchange Act) or which are “incentive stock options” within the meaning of Section 422 of the Code granted to any person. All shares of Company Common Stock issued upon exercise of a Company Option have been and will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
               (b) The Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, and the shares of Company Common Stock to be issued upon exercise of the Class A Warrants and the Class B Warrants, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
               SECTION 4.04. Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company’s execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which the Company is a party or to consummate the Transactions (other than with respect to the Initial Warrants Transactions and the Tranche 2 Transactions, which require the approval of a majority of the votes cast at the Stockholders’ Meeting). The Board has approved this Agreement, each Ancillary Agreement to which the Company is a party and the issuance of the Purchased Securities and has directed that the issuance of the Initial Warrants and the Tranche 2 Securities be submitted to the Company’s stockholders for approval at the Stockholders’ Meeting. This Agreement and each of the Ancillary Agreements to which the Company is a party have been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investor, this Agreement and each of the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.
               SECTION 4.05. No Conflict; Required Filings and Consents.
               (a) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any domestic or, to the knowledge of the Company, foreign, statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give to others a right to require any payment to be made under, or result in the creation of a Lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (b) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or, to the knowledge of the Company, foreign, government, governmental, Tax, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) solely in respect of the exercise of the Initial Warrants Call Option and the Tranche 2 Call Option pursuant to Sections 3.01 and 3.06, respectively, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the issuance of the Initial Warrants and the Tranche 2 Securities to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and (C) any filings required under the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) or the Boston Stock Exchange (the “BSE”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) have a Material Adverse Effect.
               SECTION 4.06. Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States Governmental Authority and, to the knowledge of the Company, any foreign Governmental Authority, necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted and substantially as described in the Company’s SEC Reports filed prior to the date hereof (the “Permits”), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not in conflict with, or in default, breach or violation of, (i) any domestic United States Law or, to the knowledge of the Company, any foreign Law, applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) any Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Material Adverse Effect. Since the enactment of SOX, the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of SOX and the related rules and regulations promulgated thereunder and under the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of Nasdaq and the BSE.
               SECTION 4.07. SEC Filings; Financial Statements.
               (a) The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since July 10, 2006 (the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, the Company is eligible to register securities on Form SB-2 of the Securities Act.
               (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and the Company’s books and records, and each fairly presented the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments which individually or in the aggregate did not have, and would not reasonably be expected to have, a Material Adverse Effect). The books and records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects.
               (c) Except as and to the extent set forth on the balance sheet of the Company as of September 30, 2006 included in the Company Form 10-QSB for the quarterly period ended September 30, 2006, including the notes thereto, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred since September 30, 2006 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Material Adverse Effect.
               (d) The Company has previously made available to the Investor a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
               (e) As of the date hereof, neither the Company nor, to the knowledge of the Company, any of the Company’s employees, is the subject of any formal or informal investigation by the SEC, and, to the knowledge of the Company, no such investigation has been threatened or in fact exists which would reasonably be expected to result in the institution of any such investigation. Written correspondence (other than any transmittal letter or other correspondence that does not address substantively any comments or questions from, or ongoing discussions with, the SEC), with the SEC since July 10, 2006 until the date hereof has been made available to the Investor. The audit committee of the Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has made available to the Investor true, complete and correct copies of such procedures. The Company has received no “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the knowledge of the Company, no complaints seeking relief under Section 806 of SOX have been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.
               SECTION 4.08. Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as set forth in Section 4.08 of the Disclosure Schedule, since July 10, 2006 through the date hereof, the Company has conducted its business in the ordinary course consistent with past practice and, since such date through the date hereof, (i) there has not occurred any Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company and (ii) the Company has not (A) issued, sold, pledged, disposed, granted or encumbered any shares of any class of capital stock or other Equity Interests in or of the Company, (B) sold, pledged, disposed, transferred, leased, licensed, guaranteed or encumbered any material property or assets of the Company, except in the ordinary course of business consistent with past practice, (C) acquired (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (D) incurred any indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $200,000, (E) granted any security interest in any of its material assets except for such security interests as would constitute a Permitted Lien, (F) made or authorized any capital expenditure or purchase of fixed assets other than in the ordinary course of business, (G) increased the compensation or benefits payable to or to become payable to its directors, officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company which are not across-the-board increases, or granted any rights to severance or termination pay to, or entered into any employment or severance agreement with, any director, officer or other employee (other than severance for employees other than officers, in accordance with past practice, in connection with such employee’s termination of employment with the Company) of the Company, or taken any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan, (H) made, revoked or changed any election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes or settled or compromised any material claim, notice, audit report, liability or assessment in respect of Taxes, (I) made any material change, other than changes required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures of the Company, (J) pre-paid any long-term debt or paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for such payments, discharges or satisfaction of claims as were in the ordinary course of business consistent with past practice or (K) written up, written down or written off the book value of any material assets, or a material amount of any other assets, other than in the ordinary course of business or except as required by GAAP.
          SECTION 4.09. Absence of Litigation. There is no litigation, suit, claim, action, formal complaint, prosecution, indictment, formal investigation, arbitration or proceeding (whether civil, criminal or administrative, an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, or, to the knowledge of the Company, for which the Company is obligated to indemnify a third party, before any Governmental Authority that (i) has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) challenges the validity or propriety or seeks to materially delay or prevent the consummation of the Transactions and which is reasonably expected to be adversely determined against the Company. Neither the Company nor any property or asset of the Company is subject to any order of, consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, writ, judgment, injunction, decree, ruling, determination or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) result in a Material Adverse Effect.
          SECTION 4.10. Employee Benefit Plans.
          (a) Section 4.10(a)(i) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, incentive, stock option, stock purchase, restricted stock, phantom stock, or other stock-based compensation, deferred compensation, retiree medical or life insurance, supplemental executive retirement, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any of its affiliates is a party, or which are sponsored by the Company or any of its affiliates for the benefit of any employee, officer or director of the Company, and (ii) any contracts, arrangements, agreements, policies, practices or understandings between the Company or any of its affiliates and any employee of the Company, including any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Plans”). All Plans are in writing and the Company has made available to the Investor true, correct and complete copies of (i) such Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, with respect to any Plan, (iii) the most recent summary plan description for each Plan for which a summary plan description is available or is required by applicable Law, (iv) the most recent actuarial report or valuation, if any, relating to a Plan, and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the Code.
          (b) Each Plan has been operated and administered in all respects in accordance with its terms and in all material respects with the requirements of all applicable

Laws, including ERISA and the Code. As of the date hereof, no action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would result in any material liability to the Company and, to the knowledge of the Company, no fact, condition or event exists that would give rise to any such action, claim or proceeding.
          (c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code is a nonstandardized prototype plan. The National Office of the IRS has issued a favorable determination letter to the effect that the form of the nonstandardized prototype plan satisfies the requirements of Section 401(a) of the Code. No fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (d) None of the Plans is (i) an “employee benefit plan” as defined in Section 3(2) of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA. None of the Plans provides medical, health or life insurance or any other welfare-type benefits for current or future retired or terminated employees of the Company or their spouses of dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B). None of the Plans are “non-qualified deferred compensation plans” (within the meaning of Section 409A of the Code).
          (e) The Transactions will not entitle any employee, officer or director of the Company to any amount (whether in cash or property) that would be received under any Plan, or increase the amount of or accelerate the time of payment of vesting thereof.
          (f) No amount or acceleration referred to in subsection (e) above (whether or not disclosed on Section 4.10(f) of the Disclosure Schedule) would (i) be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (ii) not be deductible under Section 162(a)(1) or 404 of the Code.
          (g) Except as set forth in Section 4.10(g) of the Disclosure Schedule, all of the options issued under the Company Stock Option Plan are (i) unvested and (ii) were issued at no less than fair market value on the date of grant.
          SECTION 4.11. Labor Matters(a) . The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor, to the knowledge of the Company as of the date hereof, are there any activities or proceedings of any labor union to organize any such employees. There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees, and there is no organized strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company. The Company has complied in all material respects with all applicable Laws relating to employment, equal employment opportunity, labor, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and occupational safety and health. The Company has properly classified for Tax purposes, and for the purpose of determining eligibility to participate in any Plan, all employees, leased employees, independent contractors and consultants who have provided or who are currently providing services to the Company and made all appropriate filings in connection with services provided by such persons to the Company in accordance with their classification.
          SECTION 4.12. [Intentionally Omitted.]
          SECTION 4.13. Property and Leases.
          (a) The Company owns no real property. As of the date hereof, Section 4.13 of the Disclosure Schedule contains (i) a true, correct and complete list of all leases, subleases or other occupancy agreements relating to all real property that the Company leases or subleases or otherwise has any right, title or interest in or to (the property demised thereunder herein referred to as the “Leased Real Property”) and (ii) with respect to each of the Leased Real Properties, all existing leases, subleases, licenses or other occupancy agreements to which the Company is a party as landlord or lessor thereunder or by which the Company is bound as landlord or lessor thereunder, and all amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), regardless of whether the terms thereof have commenced. Section 4.13 of the Disclosure Schedule briefly describes the current use or non-use, as the case may be, of such Leased Real Property, and the Company does not have any interest in any other real property.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has valid and enforceable leasehold interests in all Leased Real Property and (ii) none of the Leased Real Property is subject to any Liens (other than Permitted Liens) or any other easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments. No person other than the Company leases, has a tenancy or otherwise occupies, or has the right to occupy or use, the Leased Real Property other than pursuant to a Tenant Lease.
          (c) With respect to each Leased Real Property and Tenant Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) there exists no default under any such lease or sublease by the Company which has not been cured, and, to the knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute, and no party to any such lease has given the Company written notice of or made a claim with respect to, a default on the part of the Company under any such lease or sublease; (iii) to the knowledge of the Company, no party (other than the Company) is in default, and there has not occurred any event that (with the lapse of time or giving of notice or both) would constitute a default by any such party under any such lease or sublease; (iv) all leasing, brokerage, finder and other similar fees and commissions that are due and payable by the Company with respect to such leases and subleases have been paid in full and (v) a true, correct and complete copy of each such lease and sublease (including any renewal notices delivered thereunder) and any guaranty given with respect thereto has been furnished or made available to the Investor.
          (d) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Leased Real Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and has such rights of egress and ingress, and such easements, rights of way and grants, as are necessary to allow such real property to be operated, and the business of the Company conducted with respect thereto to be conducted, as now operated and conducted. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, no improvement on any Leased Real Property encroaches on an adjacent property owner’s property, and no property owner’s property encroaches on any Leased Real Property. The Leased Real Property is all of the material real property assets which are used in or necessary to the continued conduct of the Company’s business as it is currently operated.
          (e) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company, with respect to the Leased Real Property, has not violated (or will not violate with notice or the passing of time or both) any zoning, subdivision or building Law applicable thereto, including all applicable health, fire and safety Laws, ordinances and administrative regulations and (ii) the Company has not violated (or will not violate with notice or the passing of time or both) any covenants, conditions or restrictions contained in any easement, restrictive covenant or other similar instrument or agreement affecting the Leased Real Property. As of the date hereof the Company has not received from any Governmental Authority or any other person any written notice of any current or potential material violation of or material noncompliance with any of the matters set forth in clauses (i) and (ii) of the immediately preceding sentence.
          (f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding or changes in zoning affecting the Leased Real Property that would adversely affect the use, operation, maintenance, enjoyment or value thereof in any material respect.
          SECTION 4.14. Intellectual Property.
          (a) Section 4.14(a) of the Disclosure Schedule sets forth a true and complete list of all (i) registered trademarks, service marks and applications therefor, (ii) registered copyrights and applications therefor, (iii) issued patents and applications therefor and (iv) domain names, in each case, that are owned by the Company (collectively, the “Registered IP”), including an indication for each such item of Registered IP, as applicable, the application or registration number, date and jurisdiction or filing or issuance, and the identity of the current applicant or registered owner.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company owns, or otherwise have a valid right to use, free and clear of all Liens (other than Permitted Liens and encumbrances arising pursuant to license agreements), all Intellectual Property used or held for use in connection with the operation of its business as presently or as contemplated to be conducted (“Company Intellectual Property”) and (ii) there are no other items of Intellectual Property that are material to or necessary for the operation of the Company’s business or for the continued operation of the Company’s business immediately after the consummation of the Transactions in substantially the same manner as operated prior to the consummation of the Transactions.

          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the operation of its business does not, and has not, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other person, (ii) there is no action or claim pending, asserted or threatened against the Company concerning any of the foregoing or otherwise concerning any Company Intellectual Property, nor has the Company received any notification that a license under any other person’s Intellectual Property is or may be required and (iii) no person is engaging in any activity that infringes, misappropriates or otherwise violates or conflicts with any Company Intellectual Property.
          (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has taken reasonable measures to maintain the confidentiality and value of all confidential information and other confidential Intellectual Property used or held for use in connection with the operation of its business and (ii) no confidential information, trade secrets or other confidential Intellectual Property have been disclosed by the Company to any person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.
          (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Registered IP is currently in compliance with any and all formal legal requirements necessary to record and perfect the Company’s interest therein and the chain of title thereof.
          (f) Except as set forth in Section 4.14(f) of the Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no university, military, educational institution, research center, Governmental Authority, or other organization (each, an “R&D Sponsor”) has sponsored research and development conducted by the Company, or has any claim of right to, ownership of or other Lien on any Company Intellectual Property, (ii) no research and development conducted by or for the Company’s business was performed by a graduate student or employee of any R&D Sponsor and (iii) the Company has not participated in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company to enforce, license or exclude others from using any Company Intellectual Property.
          (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, no employee, independent contractor, or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property or any other Intellectual Property and (ii) to the extent that any Intellectual Property has been conceived, developed or created for the Company by any other person, the Company has executed valid and enforceable written agreements with such person with respect thereto transferring to the Company the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.
          (h) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, adversely affect the validity of, or the Company rights in, any Company Intellectual Property.
          SECTION 4.15. Taxes
          (a) Filing of Tax Returns. The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so or otherwise permitted by applicable Law). All such Tax Returns are true, complete and accurate. All income Taxes and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid. The Company is not doing business in and is not engaged in a trade or business in any jurisdiction in which Tax Returns have not been filed. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (b) Reserves for Taxes. The unpaid Taxes of the Company (i) did not, as of the dates of the financial statements contained in the SEC Reports filed with the SEC prior to the date of the Agreement, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the later of the Initial Warrants Closing and the Second Closing, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the date of the most recent financial statement contained in the SEC Reports filed with the SEC prior to the date of this Agreement, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
          (c) Claims and Provisions of Tax Returns. No deficiencies for Taxes against the Company have been claimed or assessed in writing by a Governmental Authority. There are no pending or, to the knowledge of any of the Company, threatened audits, assessments, adjustments or other Actions for or relating to any liability in respect of Taxes of the Company, and there are no matters under discussion with any Governmental Authority, or known to the Company, with respect to Taxes that are likely to result in any additional liability for Taxes with respect to the Company. The Company has made available to the Investor complete and accurate copies of all federal income and material state income Tax Returns filed by or on behalf of the Company for the ended years for which the applicable statute of limitations has not yet expired taking into account any extensions thereof (the “Open Years”) and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company during the applicable Open Years. The Company has delivered or made available to the Investor complete and accurate copies of local and other material Tax Returns filed by or on behalf of the Company for the Open Years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company during the applicable Open Years. None of the Company or, to the knowledge of the Company, any of its predecessors, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of a valid extension of time to file a Tax Return).
          (d) Liens. There are no Liens for Taxes other than Permitted Liens on any assets of the Company.
          (e) Tax Sharing Agreements. There are no Tax sharing or allocation agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the date of the later of the Initial Warrants Closing and the Second Closing, the Company shall not be bound by any such Tax sharing or allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the date of the later of the Initial Warrants Closing and the Second Closing.
          (f) Other Entity Liability. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return. The Company does not have any liability for the Taxes of any person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
          (g) Withholding Taxes. The Company has withheld, collected and deposited all Taxes required under applicable Law to have been withheld, collected and deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (h) Tax Shelters. The Company has not entered into any transaction identified as a “reportable transaction” or a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b) or 301.6111-2(b).
          (i) Ownership Changes. The Company has not undergone any ownership change since its inception that would cause an annual limitation on the utilization of its net operating losses pursuant to Section 382 of the Code, subject to such exceptions as would not materially decrease the amount of its net operating losses utilized in such prior taxable years.
          (j) Transfer Tax. No Tax or duty (including any stamp, registration, documentation, transfer or other similar Tax or duty and any Tax or duty on capital gains or income, whether chargeable on a withholding basis or otherwise) is payable by the Investor or the Company in connection with the Transactions.
          (k) Documentation. During the applicable statute of limitations period for Taxes, the Company and, to the knowledge of the Company, its predecessors, have properly maintained documentation for all Taxes and Tax Returns.
          SECTION 4.16. Environmental Matters. (i) The Company is not in violation of, and is not subject to any liability with respect to, any Environmental Law; (ii) there has not been a Release of any Hazardous Substances at any properties operated by the Company; (iii) to the knowledge of the Company, the Company is not liable for any off-site Releases of Hazardous Substances; (iv) the Company has all Permits, licenses and other authorizations required for its current operations under any Environmental Law and is in compliance with all such Permits, licenses and authorizations; (v) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company, any property operated by the Company or any of its current operations is in violation of, or liable under, any Environmental Law; (vi) the Company (A) has not entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, any Permits, licenses or authorizations under Environmental Laws or the investigation, remediation or removal of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto and (B) is not an indemnitor in connection with any claim asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances and (vii) the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the performance of its obligations hereunder, does not require any action with regard to, any property operated by the Company, pursuant to any so-called property transfer law, including the New Jersey Industrial Site Recovery Act.
          SECTION 4.17. Contracts; Debt Instruments. The Company is not a party to or bound by any contract:
          (i) which contains any non-compete provisions with respect to any line of business or any or geographic area with respect to the Company or any of the Company’s current or planned affiliates, or restricts the conduct of any line of business by the Company or any of the Company’s current or planned affiliates or any geographic area in which the Company or any of the Company’s current or planned affiliates may conduct business, in each case in any material respect,
          (ii) which would prohibit or materially delay the consummation of the Transactions,
          (iii) which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and has not been filed with the SEC, or
          (iv) which, as of the date hereof,
               (A) involves aggregate annual expenditures or other payments in excess of $500,000, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice,
               (B) contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice, or
               (C) concerns any material Company Intellectual Property.
          Each contract of the type described above in this Section 4.17, whether or not filed as an exhibit to any SEC Report or otherwise set forth in Section 4.17 of the Disclosure

Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (3) result in a Material Adverse Effect. The Company does not know of, nor has it received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (3) result in a Material Adverse Effect.
          SECTION 4.18. Related Party Transactions. Other than as set forth on Section 4.18 of the Disclosure Schedule, the Company is not a party to any agreement or arrangement with or for the benefit of any person who, to the Company’s knowledge, is a holder of 5% or more of the outstanding equity securities of the Company or any officer, director, partner or affiliate of any such person.
          SECTION 4.19. Insurance. The Company maintains, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and of such a character as is customary for companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including directors and officers insurance, held by the Company as of the date hereof, are in full force and effect in accordance with their terms. The Company is not in default under any provisions of any such policy of insurance and the Company has not received notice of cancellation of any such insurance.
          SECTION 4.20. Controls. The Company has established and maintains, to the extent required by Rule 13a-15 of the Exchange Act, (i) a system of internal control over financial reporting that is sufficient to ensure that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets and (ii) a system of disclosure controls and procedures (as defined in the Exchange Act) that is sufficient to ensure that all material information required to be disclosed by the Company in the SEC Reports is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the SEC Reports is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, and will continue to disclose, based on its most recent evaluation, to the Company’s external auditors, the audit committee of the Board and to the Investor (i) any potential significant deficiencies and potential material weaknesses in the design or operation of its systems of internal control over financial reporting which are reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. There have been no changes in the Company’s disclosure controls and procedures or internal control over financial reporting. The Company is currently implementing such programs and is taking such steps as it believes are necessary to effect compliance (not later than the relevant statutory and regulatory deadline therefor) with all applicable provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”).
          SECTION 4.21. Private Offering. None of the Company or anyone acting on its behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action that would reasonably be expected to subject the offer, issuance or sale of the Purchased Securities, as contemplated hereby, to the registration provisions of the Securities Act.
          SECTION 4.22. Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to approve the issuance of the Tranche 1 Shares. The affirmative vote of a majority of the votes cast at the Stockholders’ Meeting on the issuance of the Initial Warrants and the Tranche 2 Securities is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the issuance of the Initial Warrants and the Tranche 2 Securities.
          SECTION 4.23. Section 203 of the DGCL; Takeover Statute. The Board has taken all actions necessary or advisable to ensure that Section 203 of the DGCL does not apply to any of the Transactions (including the purchase of the Shares hereunder and any exercise of the Warrants). The execution, delivery and performance of this Agreement and the Ancillary Agreements will not cause to be applicable to the Company any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws.
          SECTION 4.24. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
          As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company that:

          SECTION 5.01. Organization. The Investor is a corporation duly organized and validly existing under the Laws of the Kingdom of Norway.
          SECTION 5.02. Authority. The Investor has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Investor’s execution and delivery of this Agreement and the Ancillary Agreements and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Investor are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Company and, in the case of the Ancillary Agreements, any other party thereto, this Agreement and each of the Ancillary Agreements constitute a legal, valid and binding obligation of the Investor enforceable against it in accordance with its terms.
          SECTION 5.03. No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Investor of this Agreement and the Ancillary Agreements do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate its organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to it or by which any of its properties or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement or any Ancillary Agreement or (3) have a material adverse effect on the Investor.
          (b) The execution and delivery by the Investor of this Agreement and the Ancillary Agreements do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (B) solely in respect of the exercise of the Initial Warrants Call Option and the Tranche 2 Call Option pursuant to Sections 3.01 and 3.06, respectively, the filing with the SEC of the Proxy Statement and (C) any filings required under the rules and regulations of Nasdaq or the BSE and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement or any Ancillary Agreement or (3) have a material adverse effect on the Investor.
          SECTION 5.04. Investment Purpose(a) . The Investor is acquiring the Purchased Securities for its own account solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution of the Purchased Securities, the shares of Company Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) or any interest therein.
          SECTION 5.05. Status of Shares; Limitations on Transfer and Other Restrictions(a) . The Investor acknowledges and understands that (i) the Purchased Securities and the Warrant Shares have not been and will not be registered under the Securities Act or any under any state securities laws (other than in accordance with the Registration Rights Agreement) and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) that such exemption depends in part upon, and such Purchased Securities are being sold in reliance on, the representations and warranties set forth in this Article V, (iii) it must bear the economic risk of its investment in the Purchased Securities for an indefinite period of time because the Purchased Securities must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available, (iv) the Purchased Securities will be subject to certain restrictions on transfer and voting, as set forth in the Stockholders’ Agreement and (v) a restrictive legend in the form set forth in Section 5.03 of the Stockholders’ Agreement shall be placed on all certificates evidencing the Purchased Securities and the Warrant Shares.
          SECTION 5.06. Sophistication and Financial Condition of the Investor. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Purchased Securities. The Investor has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Purchased Securities contemplated hereby.
          SECTION 5.07. Available Funds. The Investor has sufficient funds in its possession to permit it to acquire and pay for the Purchased Securities to be purchased by it and to perform its obligations under this Agreement.
          SECTION 5.08. Proxy Statement. None of the information supplied by the Investor in writing for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          SECTION 5.09. Ownership of Company Capital Stock. As of the date of this Agreement, the Investor and its affiliates, taken together, are the beneficial owners of no shares of capital stock of the Company.

          SECTION 5.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Investor.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE STOCKHOLDERS’ MEETING
          SECTION 6.01. Conduct of Business by the Company Pending the Stockholders’ Meeting. The Company agrees that, between the date of this Agreement and the Stockholders’ Meeting, except as set forth in Section 6.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, except as provided below, the business of the Company shall be conducted in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. Except as contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, the Company shall not, between the date of this Agreement and the Stockholders’ Meeting, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Investor:
          (a) amend or otherwise change its Certificate of Incorporation or Bylaws;
     (b) (1) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other Equity Interests in or of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other Equity Interests, or any other ownership interest (including any phantom interest or other interest represented by contract), of the Company (except for the issuance of shares of Company Common Stock issuable pursuant to the terms of the Company Stock Option Plan, as in effect as of the date of this Agreement, or the Representative Warrants) or (2) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company;
     (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;
     (d) (1) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business;

     (e) adopt, or propose to adopt, or maintain any shareholders’ rights plan, “poison pill” or other similar plan or agreement, unless the Investor is exempted from the provisions of such shareholders’ rights plan, “poison pill” or other similar plan or agreement;
     (f) to the extent required or applicable, take any action to exempt or make not subject to (1) the provisions of Section 203 of the DGCL or (2) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than the Investor or any of its affiliates) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or
     (g) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.
ARTICLE VII
ADDITIONAL AGREEMENTS
          SECTION 7.01. Stockholders’ Meeting. The Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and Bylaws, (a) duly call, give notice of, convene and hold a regular or special meeting of its stockholders as promptly as practicable after the date of this Agreement (but in no case later than four (4) months from the date hereof) for the purpose of considering, taking action on, and voting on the issuance of the Initial Warrants and the issuance of the Tranche 2 Securities (the “Stockholders’ Meeting”), (b) submit the issuance of the Initial Warrants and the issuance of the Tranche 2 Securities to a vote of the Company’s stockholders and (c) (i) unless the Board determines, after consultation with its outside legal counsel, that it would be inconsistent with its fiduciary obligations to stockholders of the Company under applicable Laws, include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve the issuance of the Initial Warrants and the issuance of the Tranche 2 Securities (such approval by the Company’s stockholders, the “Stockholder Approval”) and (ii) use all reasonable efforts to obtain the Stockholder Approval, including postponing or adjourning the Stockholders’ Meeting to obtain a quorum or to solicit additional proxies or calling, giving notice of, convening and holding additional Stockholders’ Meetings.
          SECTION 7.02. Proxy Statement; Other SEC Filings. As promptly as practicable after the date hereof, the Company shall file a preliminary Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. In addition, the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. The Investor and the Company shall cooperate with each other in the preparation of the Proxy Statement and any Other Filings, and the Company shall promptly notify the Investor of the receipt of any comments of the SEC with respect to the Proxy Statement or any Other Filings and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Investor copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give the Investor and its counsel the opportunity to review the Proxy Statement and any Other Filings for a reasonable time prior to their being filed with the

SEC and shall give the Investor and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments for a reasonable time prior to their being filed with, or sent to, the SEC. The Company shall in good faith consider the Investor’s comments on any such documents. Each of the Company and the Investor agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and the Company agrees to use its reasonable best efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time. If at any time prior to the Initial Warrants Closing or the Second Closing, any event or circumstance relating to the Company or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform the Investor. The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading except that no representation, warranty or covenant is made by the Company with respect to any information supplied by the Investor for inclusion in the Proxy Statement. The Proxy Statement, any amendments or supplements thereto, and all other documents that the Company is responsible for filing in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.
          SECTION 7.03. Access to Information; Confidentiality.
          (a) From the date hereof to the later of the Initial Warrants Closing and the Second Closing and in compliance with applicable Laws, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees, accountants, counsel and other agents of the Investor reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company, and shall furnish the Investor with such financial, operating and other data and information as the Investor, through its officers, employees or agents, may reasonably request.
          (b) All information obtained by the Investors pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated as of February 20, 2007 (the “Confidentiality Agreement”), between the Investor and the Company, and shall not be used by the Investor in contravention of applicable Laws relating to the buying and selling of securities.
          (c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
          SECTION 7.04. Further Action; Reasonable Best Efforts; Consents; Filings.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, Permits, waivers, approvals, authorizations or orders required to be obtained or made by the Investor or the Company, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the Transactions and (iii) make promptly its respective filings, and thereafter make any other submissions required, in connection with the Transactions, under (y) the Exchange Act, and any other applicable federal or state securities Laws and (z) any other applicable Law; provided, however, that the Investor and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.
          (b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.04(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other party apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.
          (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including any administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) The Company and the Investor shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions or (ii) required to be disclosed in the Disclosure Schedule. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 7.04(d), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and the Investor, and their respective businesses resulting, or which would reasonably be expected to result after the later of the Initial Warrants Closing and the Second Closing, from the failure to obtain such consent.

          (e) From the date of this Agreement until the later of the Initial Warrants Closing and the Second Closing, the Company shall promptly notify the Investor in writing of any pending or, to the knowledge of the Company, threatened Action by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions, which in either case would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect prior to or after the later of the Initial Warrants Closing and the Second Closing.
          SECTION 7.05. Public Announcements. The Investor and the Company agree that no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of Nasdaq or the BSE, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
          SECTION 7.06. Board Representation.
          (a) Within thirty (30) business days after the date hereof, the Investor shall notify the Board in writing of the name of one individual that the Investor designates as the individual who shall be appointed to the Board effective as of the date of the Stockholders’ Meeting. The individual so designated (the “Investor Director Designee”) shall be disclosed in the Proxy Statement, and such individual shall consent to serve if appointed.
          (b) As soon as practicable after the date of the Stockholders’ Meeting, the Company and the Board shall take all actions necessary to (i) increase the authorized number of directors to seven and (ii) effective as of a date no more than twenty (20) days from the date of the Stockholders’ Meeting, appoint the Investor Director Designee and one new independent director as directors of the Company.
          SECTION 7.07. Cooperation. The Company and the Investor shall coordinate and cooperate in connection with (i) the preparation of the Proxy Statement and any Other Filings, (ii) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Transactions and (iii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.
          SECTION 7.08. Certain Notices. From and after the date of this Agreement until the later of the Initial Warrants Closing and the Second Closing, each party shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event or any breach or misrepresentation that would reasonably be expected to cause any condition to the obligations of such party to effect the Transactions not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement that would reasonably be expected to result in any condition to the obligations of such party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
          SECTION 7.09. FIRPTA. For so long as the Investor owns an Equity Interest in the Company, the Company agrees to use its reasonable best efforts to produce and deliver to the Investor, upon the Investor’s written request, certification of the Company’s status as a non-U.S. real property interest (as defined in Section 897(c) of the Code) in the form and with respect to the applicable period as specified in Treasury Regulation Section 1.897-2(h), or any successor provision. This covenant shall survive the Initial Warrants Closing and the Second Closing hereunder.
ARTICLE VIII
CONDITIONS TO INITIAL WARRANTS TRANSACTIONS
          SECTION 8.01. Conditions to the Obligations of Each Party. If the Investor exercises the Initial Warrants Call Option pursuant to Section 3.01, the obligations of each party to effect the Initial Warrants Transactions shall be subject to the satisfaction or waiver, at or prior to the Initial Warrants Closing, of the following conditions:
     (a) Stockholder Approval. The issuance of the Initial Warrants shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL, the Certificate of Incorporation of the Company and Nasdaq Rule 4350(i)(B);
     (b) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Initial Warrants Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Initial Warrants Transactions; and
     (c) Court Proceedings. No Action shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (A) (1) prevent consummation of any of the Initial Warrants Transactions, (2) cause any of the Initial Warrants Transactions to be rescinded following consummation thereof or (3) materially adversely affect the rights and powers of the Investor to own the Initial Warrants, and exercise all of its rights as a stockholder of the Company and as a party to the Ancillary Agreements, and in each case, no such injunction, judgment, order, decree, ruling or charge shall be in effect or (B) cause or require the payment by the Company (including as the result of the acceleration, or other obligation to repay prior to scheduled maturity, any indebtedness) or, to the extent such Action relates to the Company or the Initial Warrants Transactions, the Investor, of damages, fines or other penalties or awards that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that, in each case, any such threatened Action would reasonably be expected to be adversely determined against the Company, the Investor or their respective affiliates.

          SECTION 8.02. Conditions to the Obligations of the Investor. If the Investor exercises the Initial Warrants Call Option pursuant to Section 3.01, the obligations of the Investor to consummate the Initial Warrants Transactions shall be subject to the satisfaction or waiver of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Initial Warrants Closing as though made on and as of the Initial Warrants Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date);
     (b) Agreements and Covenants. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement and the Ancillary Agreements to which it is a party on or prior to the Initial Warrants Closing;
     (c) Officer’s Certificate. The Company shall have delivered to the Investor a certificate, dated the date of the Initial Warrants Closing, signed by the President and Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), (b) and, (d);
     (d) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement;
     (e) Certified Resolutions. Certified copies of resolutions duly adopted by (i) the Board authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the Initial Warrants Transactions and (ii) the stockholders of the Company authorizing the Initial Warrants Transactions;
     (f) Incumbency Certificate. A certificate of the President of the Company, as to the incumbency of the director or officer (who shall not be such President) executing this Agreement and the other instruments, documents, certificates and agreements contemplated hereby;
     (g) Good Standing Certificate. A short form certificate of good standing of the Company, certified by the Secretary of State of the State of Delaware, as of a date not more than two (2) business days prior to the Initial Warrants Closing; and
     (h) Consents and Approvals. All consents, approvals and authorizations of any person with respect to the Initial Warrants Transactions set forth on Section 8.02(h) of the Disclosure Schedule shall have been obtained (and a copy delivered to the Investor).

          SECTION 8.03. Conditions to the Obligations of the Company. . If the Investor exercises the Initial Warrants Call Option pursuant to Section 3.01, the obligations of the Company to consummate the Initial Warrants Transactions shall be subject to the satisfaction or waiver of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Investor contained in this Agreement and each Ancillary Agreement that are qualified by materiality or material adverse effect shall be true and correct as of the date hereof and as of the Initial Warrants Closing as though made on and as of the Initial Warrants Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date);
     (b) Agreements and Covenants. The Investor shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Initial Warrants Closing; and
     (c) Officer’s Certificate. The Investor shall have delivered to the Company a certificate, dated the date of the Initial Warrants Closing, signed by a duly authorized representative of the Investor, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and (b).
ARTICLE IX
CONDITIONS TO TRANCHE 2 TRANSACTIONS
          SECTION 9.01. Conditions to the Obligations of Each Party. If the Investor exercises the Tranche 2 Call Option pursuant to Section 3.06, the obligations of each party to effect the Tranche 2 Transactions shall be subject to the satisfaction or waiver, at or prior to the Second Closing, of the following conditions:
     (a) Stockholder Approval. The issuance of the Tranche 2 Securities shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL, the Certificate of Incorporation of the Company and Nasdaq Rule 4350(i)(B);
     (b) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Tranche 2 Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Tranche 2 Transactions; and
     (c) Court Proceedings. No Action shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (A) (1) prevent consummation of any of the Tranche 2 Transactions, (2) cause any of the Tranche 2 Transactions to be rescinded following consummation thereof or (3) materially adversely affect the rights and powers of the Investor to own the Tranche 2 Securities, and exercise all of its rights as a stockholder of the Company and as a party to the Ancillary Agreements, and in each case, no such injunction, judgment, order, decree, ruling or charge shall be in effect or (B) cause or require the payment by the Company (including as the result of the acceleration, or other obligation to repay prior to scheduled maturity, any indebtedness) or, to the extent such Action relates to the Company or the Tranche 2 Transactions, the Investor, of damages, fines or other penalties or awards that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that, in each case, any such threatened Action would reasonably be expected to be adversely determined against the Company, the Investor or their respective affiliates.
          SECTION 9.02. Conditions to the Obligations of the Investor. If the Investor exercises the Tranche 2 Call Option pursuant to Section 3.06, the obligations of the Investor to consummate the Tranche 2 Transactions shall be subject to the satisfaction or waiver of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Second Closing as though made on and as of the Second Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date);
     (b) Agreements and Covenants. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement and the Ancillary Agreements to which it is a party on or prior to the Second Closing;
     (c) Officer’s Certificate. The Company shall have delivered to the Investor a certificate, dated the date of the Second Closing, signed by the President and Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.02(a), (b) and (d);
     (d) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement;
     (e) Certified Resolutions. Certified copies of resolutions duly adopted by (i) the Board authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the Tranche 2 Transactions and (ii) the stockholders of the Company authorizing the Tranche 2 Transactions;
     (f) Incumbency Certificate. A certificate of the President of the Company, as to the incumbency of the director or officer (who shall not be such President) executing this

Agreement and the other instruments, documents, certificates and agreements contemplated hereby;
     (g) Good Standing Certificate. A short form certificate of good standing of the Company, certified by the Secretary of State of the State of Delaware, as of a date not more than two (2) business days prior to the Second Closing;
     (h) Consents and Approvals. All consents, approvals and authorizations of any person with respect to the Tranche 2 Transactions set forth on Section 9.02(h) of the Disclosure Schedule shall have been obtained (and a copy delivered to the Investor); and
     (i) Listing. A Listing of Additional Shares Notice in respect of the Tranche 2 Shares shall have been submitted to Nasdaq by or on behalf of the Company, and the Company shall not have received notice of objection from Nasdaq that has not been cured or waived.
          SECTION 9.03. Conditions to the Obligations of the Company. If the Investor exercises the Tranche 2 Call Option pursuant to Section 3.06, the obligations of the Company to consummate the Tranche 2 Transactions shall be subject to the satisfaction or waiver of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Investor contained in this Agreement and each Ancillary Agreement that are qualified by materiality or material adverse effect shall be true and correct as of the date hereof and as of the Second Closing as though made on and as of the Second Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date);
     (b) Agreements and Covenants. The Investor shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Second Closing; and
     (c) Officer’s Certificate. The Investor shall have delivered to the Company a certificate, dated the date of the Second Closing, signed by a duly authorized representative of the Investor, certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and (b).
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
          SECTION 10.01. Termination. This Agreement may be terminated and (i) the Initial Warrants Transactions and (ii) the Tranche 2 Transactions may be abandoned at any time prior to (A) the Initial Warrants Closing and (B) the Second Closing, respectively, whether or not the Stockholder Approval has been obtained (the date of any such termination, the “Termination Date”):
     (a) By mutual written consent of the Investor and the Company;
     (b) By the Investor or the Company if the Stockholder Approval is not obtained at the Stockholders’ Meeting;
     (c) By the Investor, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and such Material Adverse Effect is not cured within twenty (20) days after the Company receives written notice thereof from the Investor; or
     (d) By the Investor, if (i) the Company shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Company receives written notice thereof from the Investor and (iii) such breach or misrepresentation would cause the conditions set forth in Section 8.02(a), Section 8.02(b), Section 9.02(a) or Section 9.02(b) not to be satisfied; or
     (e) By the Company, if (i) the Investor shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after any the Investor receives written notice thereof from the Company and (iii) such breach or misrepresentation would cause the conditions set forth in Section 8.03(a), Section 8.03(b), Section 9.03(a) or Section 9.03(b) not to be satisfied.
          SECTION 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto, except (i) with respect to Article X and Article XI, which shall survive any such termination and remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.
          SECTION 10.03. Fees and Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Transactions are consummated; provided, however that the Company shall pay all of the Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred.
          SECTION 10.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the later of the Initial Warrants Closing and the Second Closing; provided, however, that, after the Stockholder Approval is obtained, no amendment may become effective that would by Law require approval of the stockholders of the Company, without approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 10.05. Waiver. At any time prior to the later of the Initial Warrants Closing and the Second Closing, either party hereto may (i) extend the time for the performance of any obligation or other act of the other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.
ARTICLE XI
GENERAL PROVISIONS
          SECTION 11.01. Survival of Representations and Warranties; Indemnification.
          (a) All representations and warranties contained in this Agreement shall be deemed made at the Initial Warrants Closing and at the Second Closing as if made at such time and shall survive for twelve (12) months after having been made or deemed made, except that (i) with respect to claims asserted pursuant to this Section 11.01 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally liquidated or otherwise resolved, (ii) Section 4.15 shall survive until 120 days after the expiration of the applicable statute of limitations for the Tax liabilities in question and (iii) Sections 4.01, 4.02, 4.03, 4.04, 4.05(a)(i), 4.16, 5.01, 5.02 and 5.03(a)(i) shall survive indefinitely. A claim shall be made or commenced hereunder by the Indemnified Party delivering to the Indemnifying Party a written notice specifying in reasonable detail the nature of the claim, the amount claimed (if known or reasonably estimable), and the factual basis for the claim.
          (b) The Company agrees to indemnify and hold harmless the Investor and its officers, directors, employees, duly authorized agents and affiliates from and against all losses, claims, damages, diminution in value of the Purchased Securities, expenses (including reasonable counsel fees and disbursements) or liabilities (“Losses”) that are related to or arise out of (1) any breach by the Company of any of its representations or warranties in this Agreement or (2) failure to perform any of the covenants or agreements made by the Company in this Agreement. The term “Losses” as used in this Section 11.01 is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims, and shall be net of any Tax benefit available to the Indemnified Party.
          (c) The Investor agrees to indemnify and hold harmless the Company and its officers, directors, employees, duly authorized agents and affiliates from and against all Losses that are related to or arise out of (1) any breach by the Investor of any of its representations or warranties in this Agreement or (2) failure to perform any of the covenants or agreements made by the Investor in this Agreement.
          (d) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to this Section 11.01 with respect to any breach of any representation or warranty, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $250,000, after which the Indemnifying Party shall be liable for the entire aggregate amount of any such indemnifiable Losses; (ii) no Losses may be claimed under Section 11.01 by any Indemnified Party or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $100,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iii) with respect to any breach of any representation or warranty, the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 11.01 shall be an amount equal to the Purchase Price and (iv) neither party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive damages.
          (e) A party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claims asserted against the Indemnified Party by a third party (“Third Party Claim”) that would give rise to a right of indemnification under this Agreement shall promptly (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party demonstrates actual and material prejudice as a result of such failure. The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim provided that such Indemnifying Party has acknowledged in writing its obligation to fully indemnify the Indemnified Party with respect to such Third Party Claim pursuant to this Section 11.01.
          (f) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted reasonably diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 11.01(f). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided, however, that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter (i) which does not contain a complete release of the Indemnified Party, contains a finding of responsibility or liability on the part of the Indemnified Party or the violation of any applicable legal requirement, provides any material sanction or material restriction upon the conduct of any business by the Indemnified Party, or provides for any relief other than monetary damages which are paid in full by the Indemnifying Party or (ii) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.01, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of counsel of the Indemnified Party there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.
          (g) If the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.01(f), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.01(f) but fails to reasonably diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously defended by the Indemnified Party to a final conclusion or settled (with the reasonable costs and expenses of such defense borne by the Indemnifying Party). The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.01(g), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (h) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
          (i) The parties agree to treat all indemnification payments made under this Section 11.01 or otherwise under this Agreement as an adjustment to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.
          SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
if to the Investor:
Norsk Hydro Produksjon AS
Drammensveien 264
N-0240 Oslo
Norway
Facsimile:      + 47 22 53 27 25
Attention:      Richard G. Erskine
with a copy to:
Shearman & Sterling LLP
Broadgate West
9 Appold Street
London EC2A 2AP
United Kingdom
Facsimile:       +44 (0)207 655-5265
Attention:       George Karafotias
Facsimile:       +44 (0)207 655-5216
Attention:       Sean J. Skiffington
if to the Company:
Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, Colorado 80127
United States
Facsimile:       +1 (303) 420-1551
Attention:       Matthew B. Foster, President and Chief Executive Officer
with a copy to:
Holland & Knight LLP
2300 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204
United States
Facsimile:       +1 (503) 241-8014
Attention:       Mark A. von Bergen
                       David C. Wang
          SECTION 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
          SECTION 11.04. Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that the Investor may assign its right, title and interest under this Agreement to any of its affiliates; provided further, however, that no such assignment shall relieve the Investor of any of its obligations hereunder.
          SECTION 11.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          SECTION 11.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
          SECTION 11.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court, in each case sitting in the City of Wilmington, New Castle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court, in each case sitting in the City of Wilmington, New Castle County, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
          SECTION 11.08. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.08.

          SECTION 11.09. Attorneys’ Fees. If any legal action is brought by reason of any breach of any covenant, condition or agreement of the parties in this Agreement or the Ancillary Agreements, the prevailing party shall be entitled to recover from the other party to the action all costs and expenses of suit, including attorneys’ fees.
          SECTION 11.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORSK HYDRO PRODUKSJON AS

By:	/s/ Richard G. Erskine

	Name:	Richard G. Erskine
	Title:	Authorized Representative

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Mohan S. Misra

	Name:	Dr. Mohan S. Misra
	Title:	Chairman
S-1

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT
A-1

EXHIBIT B
STOCKHOLDERS’ AGREEMENT
B-1

EXHIBIT C
VOTING AGREEMENT
C-1

EXHIBIT D
FORM OF INITIAL WARRANTS CALL NOTICE

To:	Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, Colorado 80127
United States
Attention: Mr. Matthew B. Foster
Date:
Dear Mr. Foster:
          We refer to the Securities Purchase Agreement, dated as of March 13, 2007 (the “Securities Purchase Agreement”), between Norsk Hydro Produksjon AS (the “Investor”) and Ascent Solar Technologies, Inc. (the “Company”). All capitalized terms used herein shall have the meanings set forth in the Securities Purchase Agreement.
          This notice is an Initial Warrants Call Notice for purposes of Section 3.01 of the Securities Purchase Agreement.
          The Investor hereby exercises the Initial Warrants Call Option and wishes to purchase, subject to the terms and conditions of the Securities Purchase Agreement, the following number of Initial Class A Warrants and Initial Class B Warrants:
          Initial Class A Warrants
          Initial Class B Warrants
          Upon receipt of this Initial Warrants Call Notice, the Company shall be obligated to sell to the Investor the number of Initial Class A Warrants and Initial Class B Warrants set forth above, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement.
Yours faithfully,
NORSK HYDRO PRODUKSJON AS
By:
       Name:
       Title:
D-1

c.c.:	Holland & Knight LLP
2300 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204
United States
	Facsimile:	+1 (503) 241-8014
	Attention:	Mark A. von Bergen
David C. Wang
D-2

EXHIBIT E
FORM OF TRANCHE 2 CALL NOTICE

To:	Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, Colorado 80127
United States
Attention: Mr. Matthew B. Foster
Date:
Dear Mr. Foster:
          We refer to the Securities Purchase Agreement, dated as of March 13, 2007 (the “Securities Purchase Agreement”), between Norsk Hydro Produksjon AS (the “Investor”) and Ascent Solar Technologies, Inc. (the “Company”). All capitalized terms used herein shall have the meanings set forth in the Securities Purchase Agreement.
          This notice is a Tranche 2 Call Notice for purposes of Section 3.06 of the Securities Purchase Agreement.
          The Investor hereby exercises the Tranche 2 Call Option and wishes to purchase, subject to the terms and conditions of the Securities Purchase Agreement, the following number of Tranche 2 Shares, Option Class A Warrants and Option Class B Warrants:
          Tranche 2 Shares
          Option Class A Warrants
          Option Class B Warrants
          Upon receipt of this Tranche 2 Call Notice, the Company shall be obligated to sell to the Investor the number of Tranche 2 Shares, Option Class A Warrants and Option Class B Warrants set forth above, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement.
Yours faithfully,
NORSK HYDRO PRODUKSJON AS
By:
       Name:
       Title:
E-1

c.c.:	Holland & Knight LLP
2300 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204
United States
	Facsimile:	+1 (503) 241-8014
	Attention:	Mark A. von Bergen
David C. Wang
E-2